EXHIBIT 99.7

Trinity Industries, Inc.
Quarterly Conference Call
March 3, 2005

Comments of Jim S. Ivy, Senior Vice President and Chief Financial Officer

My comments will relate primarily to the fourth quarter of 2004. We expect to file our Form 10-K within the next week and you will find more details there summarizing the full year. During my remarks, I will be providing guidance regarding Rail Group operating profit margins for 2005 by quarter and earnings per share guidance for the 1st quarter and the full year.

Revenues for the fourth quarter of 2004 grew 51% over the last quarter of 2003 as sales volume increased in every group except Leasing. The Leasing Group’s revenues taken at face value are somewhat misleading, however. Last year’s fourth quarter revenues for this group were positively impacted by an $8.5 million sale of railcars from the lease fleet which did not recur this year. An 8-cent per share loss was recorded in the fourth quarter of 2004 compared to a 4-cent per share loss for the same quarter last year. This is in line with the guidance we gave during our last conference call which was that fourth quarter results would range from a loss of 10 cents per share to a profit of 5 cents per share. The impact of steel and material cost increases that occurred primarily earlier in the year was approximately $17 million in the fourth quarter.

We estimate the total impact of steel and material cost increases on our cost of sales for 2004 to be approximately $146 million. Of that amount, we were able to recover approximately $89 million from customers leaving a net decline in operating profit of approximately $57 million.

In our Rail Group, North American railcar revenues grew 69% during the fourth quarter of 2004 compared to the fourth quarter of 2003. North American shipments of new railcars grew to approximately 5,000 cars compared to approximately 2,900 in the fourth quarter last year and approximately 4,150 in the 3rd quarter of 2004. Rail Group sales to the Leasing & Management Services Group were $54.7 million in the fourth quarter of 2004 with profits of $5.3 million compared to sales in the fourth quarter of 2003 of $64.6 million with profits of $3.3 million. These intercompany sales and profits are eliminated in consolidation.

European rail revenues were up 55% in the fourth quarter of 2004 compared to the fourth quarter of 2003. Fourth quarter revenues were more than double those of the 3rd quarter—not unexpected since our European plant had a scheduled shutdown for maintenance in August. Component revenues were flat year over year at approximately $28.5 million for the quarter.

The impact of steel cost increases for the fourth quarter in the Rail Group was approximately $15 million, bringing the year-to-date impact on the Rail Group to approximately $40 million. Approximately 23% of the railcar deliveries in the 4th quarter were under contracts with escalation clauses. On an overall basis for the 4th quarter, escalation clause effectiveness was around 70%, a few points better than we had anticipated. As I mentioned in more detail during our conference call last quarter, the effectiveness of our escalation clauses in respect to passing on cost increases is expected to improve in 2005. During the course of 2004, we continually fine-tuned our escalation clauses to enhance protection against steel price increases.

I am going to give you some statistics regarding our backlog at December 31, 2004 to give you some perspective on the impact of steel and material cost increases and our exposure to future cost increases. Our North American backlog as of December 31, 2004 consisted of approximately 19,400 railcars with an estimated sales value of approximately $1.3 billion. All but about 8% of that amount is scheduled for delivery during 2005. Of that $1.3 billion in backlog revenue, we believe $1.2 billion, or 94%, is not exposed to additional significant margin deterioration related to future steel and material cost increases. This is because:

•	approximately 77% of the backlog revenue dollars is subject to contracts with escalation clauses.

•	an estimated 17% is either related to contracts with locked-in steel costs—or the steel necessary for those contracts has already been purchased and delivered.

Although we do not expect additional significant margin deterioration as our backlog is delivered in 2005, overall margins will still be impacted as a result of the steel and material cost increases that occurred in 2004. I would also point out that w

e have obligations to deliver 1,000 unspecified car types in 2006 and 2007 that are not reflected in our backlog. These cars are under terms that could cause the price escalation to be out of sync with the changes in cost and could result in margin growth or deterioration.

Based on anticipated steel and material costs for 2005, we presently expect operating margins for the Rail Group to improve each quarter during 2005: from around 1% in the first quarter to 3 1/2% to 4% in the 2nd quarter, 4 1/2% to 5% in the 3rd quarter, and 5 1/2% to 6% in the fourth quarter. These projections take into account the losses early in the year in Europe that Tim mentioned. This improvement in margins will occur as we continue to reduce the unprotected fixed-price contracts in our backlog and deliver against contracts with better pricing. Included in our assumptions for 2005 are: an improving rail market in Europe later in the year, achieving production efficiencies in North America, and no significant supply problems in steel or components.

In our Construction Products Group this quarter, revenues were up year-over-year primarily due to volume and pricing in our fittings and highway safety businesses and recent acquisitions in the concrete business. Operating profit and margins declined due to 24% fewer good weather days in our market area for concrete and aggregates in the fourth quarter of 2004 compared to the same quarter of 2003.

As expected going into the quarter, the Inland Barge Group’s fourth quarter was adversely affected by approximately $2.9 million in steel cost increases that occurred earlier in the year. The total estimated impact of steel price increases on our 2004 Inland Barge Group earnings is approximately $15 million. Barge litigation expenses were $1 million in the fourth quarter and $5.1 million for the year. Substantially all of the barge backlog at December 31, 2004 is covered by escalation clauses or locked in steel cost so there is little exposure in the Barge Group to negative P&L effects of future steel cost increases associated with the backlog.

On a consolidated basis, SE&A expenses have declined to 7.2% of revenues from 9.5% of revenues in the fourth quarter of 2003. Interest expense is up in connection with the $300 million bond offering in March 2004. Investment in working capital grew primarily due to increasing sales and production volumes as well as increased steel and material costs.

Earnings per share for the first quarter, which is generally a down quarter for the Construction Products Group due to weather, is expected to be in a range of a 10-cent loss to a 5-cent profit or, in other words, a similar quarter to the 4th quarter of 2004. Our expectation for 2005 is an EPS of between 85 cents and $1.05 per share. Included in our assumptions for 2005 are: an improving rail market in Europe later in the year, achieving production efficiencies in North America, no significant supply problems in steel or components, deferral of profit of $26 million on sales from the Rail Group to the Leasing and Management Services Group, improving orders in our barge business, and no unanticipated adverse resolution of legal matters.